 Exhibit 10.7

Sale of

Sterling Sports, LLC

To

NMI Health, Inc.

This Business Purchase Agreement (the “Agreement”) is made and entered into on the __ day of March, 2016, by and between Edward Suydam, Dr. Marc Kahn and Gianluca Brunetti (collectively referred to as the “Seller”) and owners of 100% of the equity interest in Sterling Sports, LLC (the “Company”) a Florida LLC with offices at 6632 Telegraph Road, #371 Bloomfield Hills, MI 48301 and NMI Health, Inc., a Nevada corporation with offices at 50 West Liberty Street, Suite 880, Reno, Nevada 89501 (the “Purchaser or NMI”). Seller and Buyer are collectively referred to herein as (the “Parties”), and are sometimes referred to individually as a (“Party”).
RECITALS:
WHEREAS, Seller desires to sell the Company and Purchaser desires to purchase the Company from Seller.
NOW, THEREFORE, for and in consideration of the mutual covenants and benefits derived and to be derived from this Agreement by each Party, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:
1. Description of the Company
The Company is engaged in the development, manufacturing, marketing and sales of anti-microbial and infection control silver embedded clothing for the sports market including towels and clothing for all sports.
The Company has the non- exclusive license from Noble Biomaterials, Inc.(“ Noble”), the owner of several patents pertaining to the use of silver embedded thread in clothing, towels and various other anti-microbial and infection control garments, to manufacture and sell silver thread embedded towels. The Company is currently negotiating with Noble for the exclusive license but there can be no assurances that it can be obtained.
2. Agreement to Sell
Subject to and in accordance with the terms and conditions of this Agreement, Buyer agrees to purchase the Company from the Seller, and Seller agrees to sell the Company to the Buyer. Seller represents and warrants to the Buyer that it has (and Buyer will have) good and marketable title to the Company, free and clear of all liens and encumbrances.

3. Purchase Price and Method of Payment
Buyer shall pay and Seller shall accept the purchase price for the Company as follows:
a. Consideration
As total consideration for the purchase and sale of the Company (including its tangible and intangible assets as described above), the Buyer shall pay to the Seller the sum of $250,000 and such total consideration shall be referred to in the Agreement as the Purchase Price.
b. Payment
As payment in full for the Purchase Price, Seller shall deliver and Seller shall accept a total of 5,000,000 restricted shares of common stock of NMI Health, Inc. (Par value $0.001 per Share). Upon compliance with Rule 144, if it occurs, NMI agrees that it will not object to removing the restriction on these shares and will provide any legal opinion required by its transfer agent to allow for the removal of the restrictive legend.
The shares shall be issued to the three equity owners of the Company as follows:

Edward Suydam	2,000,000 shares

Dr. Marc Kahn	2,000,000 shares

Gianluca Brunetti	1,000,000 shares
c. Fair Market Value of the Shares of NMI Health, Inc.
The three equity owners of the Company hereby acknowledge and accept that for purposes of calculating payment for the Purchase Price, an arbitrary value of $0.05 per share has been utilized. This is one-half of the price that the shares of NMI were trading at the time that NMI was delisted.
Seller acknowledges and accepts that the shares of NMI have been delisted by the United States Securities and Exchange Commission (“SEC”) from trading and that there is currently no public trading price or market for the common stock of NMI.
Seller and Buyer hereby waive any right to contest the valuation used in this Agreement for purposes of calculating payment of the Purchase Price and NMI makes no express or implied representation, guaranty or warranty that it will be successful in relisting the shares of NMI on any public exchange. Buyer and Seller each agree to report the sale of the Company for income tax purposes according to the allocations set forth above.
d. Closing Date
For purposes of this Agreement, the Closing Date shall be the date this Agreement is signed by all parties.
4. Representations and Warranties of Seller
Seller makes the following representations and warranties as of the date of this Agreement:

a. Organization and Standing
The Company is duly organized, validly existing and in good standing under the laws of the State of Florida and is qualified and has the corporate power and authority to carry on its business as it is now being conducted.
b. Authority Relative to this Agreement
Except as otherwise stated herein, the Seller has the full power and authority to execute this Agreement and carry out the transaction contemplated by it. No further action is necessary to make this Agreement valid and binding upon Seller and enforceable against it in accordance with the terms hereof, or to carry out the actions contemplated hereby. The execution, delivery and performance of this Agreement by the Seller will not constitute:
(i)     A breach or a violation of the Company’s Certificate of Incorporation, by-laws, or of any law, agreement, indenture, deed of trust, mortgage, loan agreement or other instrument to which it is a party, or by which it is bound;
(ii)    A violation of any order, judgement or decree to which it is a party or by which its assets or properties is bound or affected; or
(iii)   Result in the creation of any lien, charge or encumbrance upon its assets or properties except as stated herein.
c. Authorization and Enforceability
This Agreement constitutes Seller’s legal, valid and binding obligation, enforceable in accordance with its terms, subject however, to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and conveyance and other laws for the protection of creditors, as well as to general principals of equity, regardless whether such enforceability is considered in a proceeding in equity.
d. Tax Matters
To the extent required, the Seller has prepared and filed all required federal, state and local tax returns and reports for the Company and any and all taxes shown thereon have been paid in full, including but not limited to sales tax, withholding tax, and all other taxes of every nature.
e. Properties
The Seller represents and warrants that the Company has good and marketable title to all of its properties and assets that constitute the business of the Company as defined in Article 1 above. Upon execution of this Agreement, such properties and assets will be subject to no mortgage, pledge, lien, conditional sales agreement, security agreement, encumbrance or charge, secured or unsecured, except for any taxes that may need to be prorated as of the date of this Agreement. Seller has paid any and all debts incurred by it up to the date of this Agreement.

f. Litigation
There is no action, suit, proceeding, claim or investigation by any person, entity or governmental entity pending or, to Seller’s knowledge, threatened against it before any governmental entity that impedes its ability to consummate this Agreement.
g. Compliance with Applicable Laws
None of the Seller’s actions in transferring good and marketable title to the Company are prohibited by or have violated or will violate any law in effect on the date of this Agreement.
h. No Other Representations or Warranties
Seller makes no other express or implied representations of warranty with respect to the Company and Seller disclaims any other representations or warranties not contained in this Agreement, whether made by Seller, any affiliate of Seller, or any of their respective officers, directors, managers, partners, employees or agents.
5. Representations and Warranties by both Buyer and Seller
a. No Brokerage or Finders Fees
Buyer and Seller hereby represent and warrant that there has been no act or omission by Buyer or Seller which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder’s fee or other like payment in connection with the transactions contemplated herein.
b. Financial Resources
Buyer shall have sufficient authorized shares to pay the Purchase Price and consummate the transaction, and following the date of this Agreement will have sufficient authorized share to pay any adjustments to the Purchase Price, if any occur.
c. Payment of Costs and Expenses
Except as expressly provided to the contrary in this Agreement, each party shall pay all of its own costs and expenses incurred with respect to the negotiation, execution and delivery of this Agreement.
d. Litigation
There is no action, suit, proceeding, claim or investigation by any person, entity or governmental entity pending or, to Buyer’s knowledge, threatened against it before any governmental entity that impedes, or is likely to impede its ability to consummate this transaction and to assume the liabilities to be assumed by it under this Agreement.
e. Indemnification
Buyer shall indemnify and hold Seller harmless from any and all liabilities and obligations arising from Buyer’s operation of the Company after the sale is consummated. Similarly, Seller shall indemnify and hold Buyer harmless from any and all liabilities and obligations arising from the Seller’s operation of the Company prior to the Closing.

f. Default
After execution of this Agreement by the Parties, if either Party fails to perform its respective obligations or breaches a warranty or covenant that would constitute a default, the defaulting party shall cure the default within 10 days of notice by the other party. In the event of a failure to cure such default by either party within the stipulated time, Seller or Buyer shall have the right to cancel this transaction and/or sue for damages in addition to any other relief provided under this Agreement.
g. Survival of Representations and Warranties
Each of the parties to this Agreement covenants and agrees that their respective representations, warranties, covenants, statements and agreements contained in this Agreement shall survive the Date of this Agreement.
h. Buyer’s Evaluation
Buyer acknowledges that it is an experienced and knowledgeable investor in the business of the Company and it is aware of the investment risks.
i. Cooperation
Both Seller and Buyer agree to cooperate fully with each other and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by the parties, to better evidence and consummate the transaction described herein, and to carry into effect the intent and purpose of this Agreement.
j. Bankruptcy
There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to Buyer’s knowledge threatened against Buyer or any affiliate of Buyer.
k. Confidentiality
Both Seller and Buyer shall not divulge, communicate, or use to the detriment of the other or for the benefit of any other person or persons, or misuse in any way, any of Buyer’s or Seller’s confidential information disclosed in performance of this Agreement.
l. No Investment Company
Buyer is not (a) an investment company or a company controlled by and investment company within the meaning of the Investment Company Act of 1940, as amended, or (b) subject in any respect to the provisions of that Act.
6. Transactions Prior to Closing
a. Conduct of Seller’s Business until Closing
Except as Buyer may otherwise have consented to in writing, since the date that the terms and conditions of this transaction were agreed upon by the parties, Seller acknowledges that it has not entered into any transaction which would result in or could reasonably be expected to result in or cause any of the representations and warranties of Seller contained in this Agreement to be void, invalid or false on the Closing Date.

b. Resignations
Seller shall deliver to Buyer prior to the Closing Date, such resignations of officers, managers or employees of the Company as Buyer shall indicate and such resignations shall be effective on the Closing Date.
c. Advice of Changes
Seller hereby advises Buyer that no changes to the business of the Company or its financial status have occurred from the date that the terms and conditions of this Agreement were agreed upon and the Closing Date.
d. Documents
Seller shall deliver to Buyer at closing, such documents which in Buyer’s sole discretion are necessary to fully satisfy the objectives of this Agreement in content and form.
7. General Provisions
a. Waivers
No action taken pursuant to this Agreement including any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein or therein and in any documents delivered in connection herewith or therewith. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
b. No Third-Party Beneficiaries
Except as otherwise provided, nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third-party beneficiary contract.
c. Notices
All notices, requests, demands and other communications which are required or may be required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class mail, postage pre-paid or by FEDEX, UPS or Express Mail, to Seller or Buyer or to such other address as such party shall have specified by notice in writing to the other party.
d. Sections and Other Headings
The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretations of this Agreement.
e. Governing Law
This Agreement and all transactions contained hereby shall be govern by and construed and enforced under the laws of the State of Nevada.

f. Conditions Precedent
If the obligations and responsibilities of either party are not fulfilled by the Closing Date, then this Agreement shall be deemed null and void.
g. Time is of the Essence
Time and timely performance are of the essence in this Agreement and of the covenants and provisions hereunder.
h. Successors and Assigns
This Agreement may not be assigned without the prior written consent of the parties hereto. Rights and obligations created by this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.
i. Entire Agreement
This Agreement contains the entire agreement of the parties hereto and there are no other promises or conditions in any other agreement whether oral or in writing concerning the subject matter of this Agreement. This Agreement supersedes any prior written or oral agreements between the parties.
j. Severability
If any provision of this Agreement shall be held invalid or unenforceable for any reason, the remaining provisions will continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision will be deemed to be written, construed and enforced as so limited.
k. Amendments
This Agreement may be modified or amended in writing, if signed by all parties.
l. Validity of the Agreement
This Agreement shall not be considered valid or enforceable unless and until it is signed by all parties to the transaction.
Signed and Executed on the _ day of March, 2016.
SELLERS	BUYER

/s/ Edward Suydam	/s/ Michael J. Marx
Edward Suydam	NMI Health, Inc.
/s/ Marc Kahn	Chief Financial Officer
Dr. Marc Kahn
/s/ Gianluca Brunetti
Gianluca Brunetti